SEPARATION AND CONSULTING AGREEMENT
This Separation and Consulting Agreement (“Agreement”) is made by and between MICHAEL J. LAMBLE (“Employee”) and AMKOR TECHNOLOGY, INC. (“Company”) (jointly referred to as the “Parties”):
RECITALS
WHEREAS, Employee is employed by the Company;
WHEREAS, the Company will terminate Employee’s employment on July 10, 2013 (the “Termination Date”);
WHEREAS, Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that Employee may have against the Company as defined herein, including, but not limited to, any and all claims arising out of, or related to, Employee’s employment with, or separation from, the Company;
NOW THEREFORE, in consideration of the promises made herein, Parties hereby agree as follows:
I    SEPARATION AND RELEASE

1.
No Admission of Liability. Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of disputed claims whether known or unknown. No action taken by Parties, previously or in connection with this Agreement, shall be construed to be: (a) an admission of the truth or falsity of any claims made, or (b) an admission by either party of any fault or liability whatsoever to the other party or to any third party.

2.	Consideration. In consideration for Employee’s promises made herein:

(a)
Consulting Services. Subject to the terms and conditions of this Agreement, the Company hereby engages Employee as an independent consultant to perform the services set forth in Section 14 below, and Employee hereby accepts such engagement, beginning on the day after the Effective Date (the “Consulting Commencement Date”). The Term of the Consulting Agreement (the “Term”) shall be for a period of twelve months, beginning on the Consulting Commencement Date as defined in this Section 2(a).

(b)
Benefits. Employee’s group health insurance benefits will cease on the Termination Date, subject to Employee’s right to continue his health insurance under COBRA. If Employee timely and properly elects COBRA coverage, the Company will pay the full premium cost of such COBRA coverage until the earliest of: (i) the twelve-month anniversary of the Termination Date; (ii) the date Employee is no longer eligible to receive COBRA continuation coverage; or (iii) the date on which Employee becomes eligible to receive group health plan coverage from another employer. Employee’s participation in all other benefits and incidents of employment (including, but not limited to, the accrual of vacation and paid time off) cease on the Termination Date. Details will be provided under separate cover.

(c)
Stock. There will be no changes to terms of Employee’s outstanding equity awards: (a) the remaining 1,848 unvested shares of restricted stock granted pursuant to the Restricted Stock Award Agreement dated February 3, 2010 and the remaining 8,311 unvested shares of restricted stock granted pursuant to the Restricted Stock Award Agreement dated February 14, 2011 will vest upon your termination of employment (which shall constitute your “Retirement” as defined in the Company’s Amended and Restated 2007 Equity Incentive Plan) in accordance with the terms of the applicable award agreement; (b) the 30,000 unvested shares of restricted stock granted pursuant to the Restricted Stock Award Agreement dated November 1, 2012 will continue to vest in accordance with the terms of the award agreement during the 12 month period that you provide consulting services (e.g., subject to your continuing to provide consulting services and compliance with the terms of this Agreement and the award agreement, 7,500 shares shall vest on November 1, 2013; 1,875 shares shall vest on February 1, 2014; and 1,875 shares shall vest on May 1, 2014, with the remaining 18,750 unvested shares being forfeited upon termination of the consulting period); and (c) (i) the 20,000 vested stock options granted pursuant to the Notice of Grant of Stock Options and Option Agreement effective June 16, 2003 and the 25,000 vested stock options granted pursuant to the Stock Option Agreement dated October 27, 2004 will be exercisable pursuant to the terms of the applicable award agreement until the earlier of (1) 30 days following the date on which you cease to provide the consulting services or (2) the expiration date set forth in the applicable award agreement; and (ii) the 12,500 vested stock options granted pursuant to the Stock Option Agreement dated February 13, 2006 and the 45,000 vested stock options granted pursuant to the Stock Option Agreement dated December 14, 2007 will be exercisable pursuant to the terms of the applicable award agreement until the earlier of (i) 90 days following the date on which you cease to provide the consulting services or (ii) the expiration date set forth in the applicable award agreement. The Company acknowledges that 18,630 shares of restricted stock were withheld in the aggregate to satisfy the applicable withholding taxes due in connection with the restricted stock awards described in clause (a). Shares of restricted stock that vest pursuant to clause (b) and options that are exercised pursuant to clause (c) shall be subject to withholding as provided in the applicable award agreements. Attached as Schedule 1 is a summary of Employee’s equity awards.

(d)
Outplacement Services. Company will pay for the reasonable cost of outplacement services with a firm to be selected at the sole discretion of the Company for a period of six months following the Effective Date of the Agreement.

(e)
Acknowledgement of Sufficiency of Consideration. Employee agrees that the consideration described in this Section 2 shall constitute the entire consideration provided to him under this Agreement, and that Employee will not seek further compensation for any other claimed damages, costs, or attorneys’ fees in connection with matters encompassed in this Agreement. Employee further agrees that no Releasee (as defined in Section 5 of this Agreement) has any obligation to make any other payment to him of any kind, and Employee hereby waives any claims he might have for any such payment other than payments provided for in this Agreement.

(f)
Effectiveness of Agreement. To receive this consideration, Employee must (i) sign and date the Agreement and deliver it to, the General Counsel of the Company, 1900 S. Price Road, Chandler, AZ 85286, and (ii) not revoke this Agreement as provided in Section 8(f) below. If the Agreement is not signed and delivered by such date, or is revoked pursuant to Section 8(f), this Agreement shall be null and void with no obligation or liability on the part of either party.

(g)
Taxes. Employee understands and agrees that the Company is not providing any tax or legal advice and that it makes no representation regarding any tax obligations or consequences, if any, related to this Agreement. Employee agrees that he shall be exclusively responsible for the payment of federal and state taxes which may be due as the result of the consideration paid under this Agreement.

3.	Reimbursement of Expenses. Employee shall be reimbursed for any outstanding expenses according to the Company’s ordinary expense reimbursement policies.

4.
Payment of Salary and Accrued Benefits. Employee acknowledges and represents that the Company has paid all salary, wages, accrued vacation, paid time off, bonuses, commissions, and any and all other benefits and compensation due to Employee on the Termination Date.

5.
General Release of Claims. Employee acknowledges that the foregoing consideration represents full and final payment and accord and satisfaction of all claims by Employee against the Company, and is in excess of what Employee would otherwise be entitled by virtue of his employment. Employee, for himself and his heirs, representatives, attorneys, executors, administrators, successors, and assigns, does hereby release, acquit, and forever discharge the Company and its current and former: officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns (the “Releasees”). Employee, on his own behalf, and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby fully and forever releases the Company and the other Releasees from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement, including but not limitation:

(a)	any and all claims relating to or arising from Employee’s employment with the Company or any affiliate, or the termination of that employment;

(b)	any and all claims under the law of any jurisdiction, including, but not limited to, wrongful discharge of employment; constructive discharge from employment;

termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(c)
any and all claims for violation of any federal, state or municipal statute, including, but not limited to, California Fair Employment and Housing Act, the California Unruh Act, the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, the Civil Rights Act of 1871, the Americans with Disabilities Act, the Older Workers' Benefits Protection Act, the California Constitution, the California Labor Code including but not limited to Labor Code sections 201, 202, 203, 212, 226, 226.3, 226.7, 510, 512, 515, 558, 1194, 1198, 2802, claims under the Business & Professions Code section 17200, et seq., the California Government Code, the California Workers Compensation Act, and the California Civil Code;

(d)	any and all claims for violation of the federal, or any state, constitution;

(e)	any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(f)
any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

(g)	any and all claims for attorneys’ fees and costs.
Nothing in this Agreement shall be interpreted or applied in a manner that affects or limits Employee’s otherwise lawful ability to bring an administrative charge with, to participate in an investigation conducted by, or to participate in a proceeding involving the U.S. Equal Employment Opportunity Commission or other comparable state or local administrative agency. However, Employee specifically agrees that the consideration provided to him in this Agreement represents full and complete satisfaction of any monetary relief or award that could be sought or awarded to him in any administrative action (including any proceedings before the U.S. Equal Employment Opportunity Commission or any comparable state or local agency) arising from events related to his employment with the Company or the termination thereof.
Employee agrees that the release set forth in this Section 5 shall be and remain in effect in all respects as a complete general release as to the matters released. This general release of claims will survive the termination of either Party of the Consulting Agreement as provided in Section 17 of the Consulting Agreement. This release does not extend to any obligations incurred under this Agreement.

6.
Civil Code Section 1542. Employee represents that he is not aware of any claims against any Releasees. Employee acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provide as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Employee, being aware of this code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

7.
No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

8.
Acknowledgement of Waiver of Claims Under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”) that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA and/or OWBPA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that:

(a)	Employee should consult with an attorney prior to executing this Agreement;

(b)	Employee has up to twenty-one (21) days within which to consider this Agreement. Employee may waive this period, and agrees to waive the 21-day period as evidenced by his execution of Exhibit A;

(c)	Employee has seven (7) days following his execution of this Agreement to revoke this Agreement;

(d)	This Agreement shall not be effective until the revocation period has expired (the “Effective Date”);

(e)	Nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA,

nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law; and

(f)
To revoke this Agreement pursuant to Section 8(c) within seven (7) days of signing this agreement, employee must send a written letter by certified mail to General Counsel, Amkor Technology, Inc., 1900 S. Price Road, Chandler, Arizona 85286. If Employee revokes, he will not receive any consideration described in this Agreement.

II    COVENANTS

9.	Confidential Information.

(a)
Employee shall maintain the confidentiality of all of the Company’s Confidential Information and will continue to abide by the terms of the Patent and Trade Secret Memorandum of Agreement. Confidential Information includes trade secrets as well as other proprietary knowledge, information, know-how, and non-public intellectual property rights, including unpublished or pending patent applications and all related patent rights, formulae, processes, discoveries, formulas, and compositions of matter and processes relating to the Company’s business. Confidential Information also includes the manufacture of the Company products, specifications and blueprints of Company machinery and equipment, improvements, ideas, conceptions, compilations of data, and data, whether or not patentable or copyrightable and whether or not it has been conceived, originated, discovered, or developed in whole or in part by Employee. Confidential Information further includes all customer lists, prospect lists, strategic plans, or marketing plans. For example, Confidential Information includes, but is not limited to: information concerning Company’s business plans, operations, products, prices, technology roadmaps, customer requests for quotations and new product introductions, customer opportunities, capital expenditure plans, strategies, marketing, sales, inventions, designs, costs, legal strategies, finances, employees, customers, prospective customers, licensees, or licensors; information received from third parties under confidential conditions; or other valuable financial, commercial, business, technical, or marketing information concerning the Company or any of the products or services made, developed, or sold by the Company (collectively, “Confidential Information”).

(b)
Confidential Information does not include information that: (i) was generally known to the relevant public at the time of disclosure; (ii) was lawfully received by Employee from a third party; (iii) was known to Employee prior to receipt from the Company; or (iv) was independently developed by Employee or independent third parties; in each of the foregoing circumstances, this exception applies only if such public knowledge or possession by an independent third party was without breach by Employee or any third party of any obligation of confidentiality or non-use, including but not limited to the obligations and restrictions set forth in this Agreement.

(c)	Employee specifically agrees and acknowledges that the Company has invested substantial time, money, and resources in the development, protection, and retention of its Confidential Information, intellectual property (including trade secrets), customers, accounts, business partners, trade secrets, trade names, trademarks, trade dress, confidential business information, existing and prospective customer relationships, goodwill, and specialized employee training (collectively, “Legitimate Business Interests”). Employee specifically acknowledges that as a result of Employee’s employment with the Company, Employee has had access to the Company’s Legitimate Business Interests, including introduction to existing and prospective Company customers, accounts, and strategic business partners. Employee further acknowledges and agrees that any and all “goodwill” associated with any customers or prospective customers, accounts, or strategic business partners belongs exclusively to the Company, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between Employee and any customers or prospective customers, accounts, or strategic business partners. Employee further specifically agrees and acknowledges that the Company’s Confidential Information, trade secrets, and other confidential proprietary information are: (i) not generally known or available to the public; (ii) give the Company a significant competitive economic advantage in the field of providing out-sourced assembly and test services to semiconductor, microelectronics companies and OEMs; (iii) are not readily achievable or easily duplicated; and (iv) are of great value to the Company.

(d)
Employee shall return to the Company all of the Company’s property, including all confidential and proprietary information, and all documents and information that Employee obtained in connection with his employment with the Company, on or before the Effective Date of this Agreement.

10.
Application for Employment. Employee understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any alleged right of employment or re-employment with the Company, its subsidiaries or related companies, or any successor.

11.	Cooperation.

(a)
Employee agrees that he will not act in any manner that might damage the business of the Company. Employee further agrees that he will not knowingly counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any Releasees, unless under a subpoena or other court order to do so. Employee agrees both to promptly notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or court order to the Company. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any Releasees, Employee shall state no more than that he cannot provide counsel or assistance. Notwithstanding the foregoing language of this Section 11, nothing herein shall be construed so as to preclude

Employee from filing any charge with, or participating in any investigation of a charge conducted by any government agency. Employee nevertheless understands that because of the waiver and release he freely provides by signing this Agreement he cannot obtain any monetary relief or recovery from any such proceeding.

(b)
Employee further agrees to cooperate with the Company as it transitions his responsibilities, including but not limited to executing a resignation letter regarding his duties as a Gerant of Amkor Technology Euroservices.

12.	Non-Disparagement. Employee agrees to refrain from any defamation, libel or slander of the Company, or tortious interference with the contracts and relationships of the Company.

13.
Breach. Employee acknowledges and agrees that any breach of any provision of this Agreement shall constitute a material breach of this Agreement and shall entitle the Company immediately to recover and cease paying the consideration provided to Employee under this Agreement.

III    CONSULTING AGREEMENT

14.
Consulting Services. Pursuant to the terms and conditions of the Consulting Agreement set forth in this Article III (the “Consulting Agreement”), Employee shall provide such services, advice and assistance to the Company and its affiliates as the President and Chief Executive Officer of the Company may reasonably request, consistent with Employee’s knowledge and prior experience as Executive Vice President, Worldwide Sales of the Company (the “Consulting Services”). Employee agrees to provide the Consulting Services as a condition to his receipt of the consideration described in Section 2 of the Agreement and shall not be entitled to any additional compensation for the Consulting Services other than what is provided in this Consulting Agreement. Employee shall perform the Consulting Services as an independent contractor, not as an employee or agent of the Company, and shall have no power or authority to contract for, or bind, the Company in any manner. Employee acknowledges and agrees that Employee shall not be entitled to participate in any benefit plans or programs of the Company subsequent to the Termination Date. During the Term of the Consulting Agreement, the Company shall reimburse Employee for all reasonable and necessary expenses incurred by Employee in connection with the performance of the Consulting Services, in accordance with the Company’s expense reimbursement policies and procedures as in effect from time to time.

15.
Taxes. Company shall not be responsible for withholding taxes with respect to Employee’s compensation for this Consulting Agreement. Employee shall have no claim against the Company under this Consulting Agreement or otherwise for vacation pay, sick leave, retirement benefits, social security, worker’s compensation, health or disability benefits, unemployment insurance benefits, or other employee benefits of any kind. Employee shall pay, when and as due, any and all taxes owed by Employee as a result of Employee’s Consulting Services, including estimated taxes, and shall provide the Company with proof of payment on demand.

16.	Compensation for Consulting Services. As full compensation for the Consulting Services rendered pursuant to this Agreement:

(a)
Company shall pay Employee forty one thousand, six hundred and sixty-six dollars ($41,666.00) per month, payable in accordance with the Company’s normal payroll practices, and will reported to tax authorities on an IRS Form 1099 by the Company.

(b)
Lump Sum Payment. Employee will also be eligible to receive a lump sum amount equal to the pro-rata bonus Employee would have been paid for 2013, if any, under the Company’s 2013 Executive Bonus Plan (calculated pro rata for a period of six months), if Employee’s employment had not been terminated. The lump sum payment, if any, will be made when payments are made to participants generally under the 2013 Executive Bonus Plan, provided that Employee shall not be entitled to receive such payment if the Consulting Agreement has been terminated prior to the date when such payments are made, less applicable payroll taxes and will be reported by the Company as income to Employee on an IRS Form W-2.

17.	Termination of Consulting Agreement.

(a)
Voluntary Termination. Company may terminate this Consulting Agreement immediately and without prior written notice to Employee if Employee is convicted of any crime or offense, fails or refuses to comply with applicable policies and law, is guilty of serious misconduct in connection with the performance of Services enumerated hereunder, breaches any provision of this Consulting Agreement, fails or refuses to comply with Employee’s duties as set forth in of this Consulting Agreement. Employee may terminate this Consulting Agreement at any time upon written notice to Company.

(b)
Automatic Termination. This Consulting Agreement terminates automatically on the occurrence of any of the following events: (a) bankruptcy or insolvency of either Party; or (b) Employee’s death or Permanent Disability. In the event of Employee’s death or Permanent Disability, the Company shall pay the remainder of the compensation for Consulting Services due to Employee pursuant to Section 16 of the Consulting Agreement as a lump sum, within 30 days of such death or Permanent Disability. In the event of such Death or Permanent Disability, the Company will also continue to pay the full premium cost of COBRA coverage until the twelve-month anniversary of the Termination Date as provided in Section 2(b) of the Agreement.

The term “Permanent Disability” means total permanent disability, as defined in Section 22(e)(3) of the Code. Notwithstanding the foregoing, to the extent required under Section 409A of the Code, “Disability” shall have the meaning set forth therein. Any questions as to the existence of a Permanent Disability shall be determined by a qualified, independent physician selected by the Company and approved by the Employee (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Consulting Agreement.
This Consulting Agreement shall also terminate automatically once the Company has made twelve (12) monthly payments for Consulting Services to Employee.

(c)	Termination for Cause. This Consulting Agreement will be terminated for cause if Employee breaches the Covenants contained in Article II of the Agreement or breaches Section 17(d) of the Agreement.

(d)	Employee specifically agrees that during the Term of the Consulting Agreement:

i.
Employee shall not, without the prior written consent of the Company, engage in or carry on, directly or indirectly, whether as an advisor, principal, agent, partner, officer, director, employee, stockholder, associate or consultant to any person, partnership, corporation or any other business entity, the business of outsourced semiconductor packaging and test services, including, without limitation, acting in such capacity for any “Restricted Companies” (defined below); provided that ownership by Employee of securities of the Company or of less than a five percent equity interest in a publicly held company shall not be a breach of this Section 17(d)(i). For the avoidance of doubt, nothing contained in this Section 17(d)(i) shall restrict Employee from acting as an advisor, principal, agent, partner, officer, director, employee, associate or consultant to any semiconductor wafer foundry company in connection with its business of providing semiconductor manufacturing, probe and wafer bumping services.

ii.
Except to the extent such restriction is prohibited by law, while Employee is providing Consulting Services Employee agrees that he will not, directly or indirectly: solicit or induce any employee or consultant to leave the Company for any reason whatsoever; hire or attempt to hire any employee or consultant of the Company; advise or recommend to any other person or entity that they hire or solicit any employee or consultant of the Company; or raid the employees or consultants of the Company.

iii.	Employee acknowledges that the provisions of Section 17(d) are reasonable and necessary to protect the interests of the Company and said restrictions will not prevent Employee from earning a living.

iv.	The term “Restricted Companies” refers to the companies listed in Exhibit B to this Agreement and any of their parents, subsidiaries, affiliated companies, or divisions.

v.
Parties recognize that Employee’s breach of Section 17(d) of the Agreement will cause irreparable injury to the Company, such that monetary damages would not provide an adequate or complete remedy. Accordingly, in the event of Employee’s actual or threatened breach of the provisions of this Covenant, the Company, in addition to all other rights, shall be entitled to an injunction restraining Employee from breaching this Covenant, and to recover from Employee its reasonable attorneys’ fees and costs incurred in obtaining such remedies, including temporary or permanent injunctive relief, without the necessity of proving actual damages or posting a bond or other security to an equitable accounting of all earnings, profits and other benefits arising out of any violation of Section 17(d). In the event that the provision of Section 17(d) shall ever be deemed to exceed the time, geographic scope or other limitations permitted by applicable law, then the provisions shall be deemed reformed to the maximum extent permitted by applicable law.

(e)
In the event that the Consulting Agreement is terminated by either Party, Employee will still be bound the remaining terms of the Agreement, including without limitation to the Release contained in Section 5 of the Agreement, and the Covenants contained in Article II of the Agreement.

18	Representations and Indemnities/Conflicts of Interest.

(a)
Employee hereby, represents, warrants and covenants that he shall obey and comply with all applicable laws, actions and policies of federal, state and local authorities, and shall further comply with all applicable general policies, rules and regulations of the Company.

(b)	Employee represents that Employee is free to enter into this Agreement, and that this engagement does not violate the terms of any agreement between Employee and any third party

(c)
During the Term, Employee shall perform the required Consulting Services in a timely and productive manner. Consistent with these requirements, Employee is expressly free to perform services for, or be employed by, other parties while performing Services for the Company, as long as any such parties are not in competition with the Company as described in Section 17(d). Company is free to assign or not to assign work to Employee at its sole discretion, and nothing herein shall be deemed to require the Company to utilize Employee on any specific project or assignment.

IV    MISCELLANEIOUS PROVISIONS

19.	Costs. Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with the preparation of this Agreement.

20.
Arbitration. Parties agree that any and all disputes arising out of, or relating to, the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Santa Clara County before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. A copy of those rules is attached hereto. Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorneys’ fees and costs only to the extent permissible under the Employment Arbitration Rules. Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This Section 20 will not prevent either party from seeking injunctive relief (or any other provisional remedy) as permitted under California law from any court having jurisdiction over Parties and the subject matter of their dispute relating to Employee’s obligations under this Agreement and the agreements incorporated herein by reference.

21.
Representations. Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

22.
Severability. In the event that any provision in this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of Parties.

23.
Entire Agreement. This Agreement, the Patent and Trade Secret Memorandum of Agreement, the Restricted Stock Award Agreement, and any and all Stock Option Agreements represent the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s relationship with the Company, and supersede and replace any and all prior agreements and understandings between Parties concerning the subject matter of this Agreement and Employee’s relationship with the Company.

24.
No Oral Modification. Any modification or amendment of this Agreement, or additional obligation assumed by either party in connection with this Agreement, shall be effective only if placed in writing and signed by both Parties or their authorized representatives.

25.	Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice of law provisions.

26.
Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

27.
Voluntary Execution of Agreement. This Agreement is executed voluntarily and with the full intent of releasing all claims, and without any duress or undue influence by any of Parties. Parties acknowledge that:

(a)	They have read this Agreement;

(b)	They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)	They understand the terms and consequences of this Agreement and of the releases it contains; and

(d)	They are fully aware of the legal and binding effect of this Agreement.
IN WITNESS WHEREOF, Parties have executed this Agreement on the dates set forth below.

Michael J. Lamble Dated:	Amkor Technology, Inc. By: Dated:

EXHIBIT A
ACKNOWLEDGEMENT AND WAIVER
I, Michael J. Lamble, hereby acknowledge that I have been given 21 days to consider the foregoing Separation and Consulting Agreement and voluntarily choose to sign the Separation and Consulting Agreement before the expiration of the 21-day period.
I declare under penalty of perjury under California law that the foregoing is true and correct. Executed on _________________, 2013 at ____________, CA.
__________________________________

Michael J. Lamble

A-1

EXHIBIT B
RESTRICTED COMPANIES
Advanced Semiconductor Engineering, Inc.

Carsem Semiconductor (Suzhou) Co. Ltd.

ChipMos Technologies

Jiangsu Changjiang Electronics Technology Co., Ltd

King Yuan ELECTRONICS CO., LTD

Powertech Technology Inc.

Siliconware Precision Industries Co., Ltd.

STATS ChipPAC Ltd.

UTAC Group

B-1

SCHEDULE 1

Equity Awards Summary

C-2